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                                                                    EXHIBIT 18.1

March 25, 1998


True North Communications Inc.
101 East Erie Street
Chicago, IL  60611

Re: Form 10-K Report for the year ended December 31, 1997

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

In connection with a pooling of interests business combination between True North Communications Inc. (the "Company") and Bozell, Kenyon, Jacobs & Eckhardt, Inc. (BJK&E) in the year ended December 31, 1997, the Company's historical financial statements have been retroactively adjusted to conform the accounting policies of the pooled companies as follows:

  . The Company changed its method of accounting for sales of stock by a subsidiary. Previously, the Company accounted for these gains and losses through the income statement. The Company has changed its method and accounted for such gains and losses as changes in stockholders' equity. According to the management of the Company, this change was made to more accurately portray the underlying economic substance of these types of transactions.

  . The Company changed its method of recognizing revenue on print production costs. BJK&E previously recognized revenue on print production costs as these costs were incurred. The Company changed is method to recognize revenue on print production costs when these costs were billable. According to the management of the Company, this change was made to more accurately match revenues with the related costs and expenses.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,



Arthur Andersen LLP